HALE AND DORR LLP

                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 o fax 617-526-5000

                                                       Pamela J. Wilson
                                                          617-526-6371
                                                    pamela.wilson@haledorr.com







                                                            February 24, 1999


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Attention:  Office of Filings, Information & Consumer Services

         Re:      Form N-1A Filing for Catholic Values Investment Trust
                  (the "trust")
                  Post-Effective Amendment No. 4 (1933 Act File No. 333-17161) Amendment No. 5 (1940 Act File No. 811-07951) (the "amendment")

Ladies and Gentlemen:

       On behalf of the above-referenced trust, transmitted herewith pursuant to
(1) the Securities Act of 1993, as amended and Rules 472 and 485(a)(1) thereunder, (2) the Investment Company Act of 1940, as amended, and the rules promulgated pursuant to Section 8(b) thereunder, (3) the General Instructions to Form N-1A, and (4) Rules 101 and 102 under Regulation S-T, is the amendment, including a prospectus and statement of additional information ("SAI") for Catholic Values Investment Trust Equity Fund (the "fund") and exhibits. The amendment contains conformed signature pages, and the manually signed originals of these pages are maintained at the office of the trust.

         The amendment is filed pursuant to Rule 485(a) because it has been revised to conform to the 1998 amendments to Form N-1A. Because the fund's prospectus has been revised in its entirety, it is not marked. The SAI has been marked to show changes from the SAI contained in post-effective amendment no. 3 transmitted electronically to the Securities and Exchange Commission (the "Commission") on April 30, 1998 (Accession No. 0000715165-98-000021).

         The amendment will become effective April 30, 1999. The trust will file a post-effective amendment pursuant to Rule 485(b), which will also go effective on April 30, 1999, for the purpose of providing updated financial information for the fund.

         The design and layout of the fund's prospectus conforms to that of the prospectuses of the other mutual funds in the Wright complex. These other prospectuses are being filed with the Commission on or about February 28, 1999 and will offer the shares of multiple Wright funds. It is also possible that the fund's prospectus will offer additional funds for Catholic investors in the future. A consolidated prospectus for multiple funds presents special organization and layout problems that would not affect a single fund prospectus. To solve these problems, the prospectus disclosure for the other Wright funds follows a slightly different sequence from the order of disclosure specified in Items 1, 2 and 3 of amended Form N-1A. To maintain a uniform layout and facilitate comparisons with the other Wright funds, the fund's prospectus follows the same sequence as the other funds' prospectuses.

         Amended Form N-1A requires the risk/return summary provided in Items 2 and 3 to immediately follow the cover page and table of contents of a mutual fund prospectus. The disclosure in a prospectus's risk/return summary generally must appear in the order specified in Items 2 and 3 and may not include additional disclosure not described in these items.

         The table of contents in the fund's prospectus is on the inside cover page. Immediately below the table of contents is a section entitled
"How to Use this Prospectus" that provides a brief explanation of each of the icons and related disclosure appearing in the risk/return summary. We believe that this information serves the same purpose as the table of contents--to help investors navigate and understand the organization of the prospectus. It leads readers and does not impede their progress into the risk/return summary. The next item is the standard legend for funds sold through banks, which would normally appear later in the risk/return summary. The legend is located here because, in the multi-fund prospectuses of the other Wright funds, putting the legend up front avoids the need to repeat it in the risk/return summary of each individual fund.

         On page 1, which is opposite the table of contents, there appears disclosure about the fund's policy of investing only in companies whose activities are consistent with the core values of the Catholic Church. There is also information about the fund's Catholic Advisory Board, which oversees compliance with these values. This disclosure applies, not only to the fund, but to any future funds that may be offered in this prospectus. The fund's ethical investing policy and advisory board are the factors which most distinguish it from other mutual funds. These factors also have a strong bearing on who may want to invest in the fund, which is permissible risk/return summary disclosure under Item 2 of Form N-1A. Therefore, it is appropriate to give this disclosure priority and locate it in the overview section on page 1 of the fund's prospectus.

         Disclosure about the fund's adviser is not expressly permitted in, and is not ordinarily supposed to precede, a risk/return summary. However, in the multi-fund prospectuses of the other Wright funds, if this disclosure cannot be presented on page 1, it must be moved either to the front cover or to the back half of the prospectus. It is not desirable either to clutter the cover with adviser information or to make investors wait until page 20 (in the prospectus for the Wright Managed Blue Chip Investment funds) to find out about the adviser they are hiring when they buy fund shares. To avoid distracting attention from the risk/return summary disclosure on pages 2 and 3, we kept the adviser disclosure on page 1 very brief.

         The fund's adviser uses a proprietary data base and Approved Wright Investment Lists in selecting investments for all of the Wright equity funds, including the fund. In the multi-fund prospectuses, disclosing this part of Wright's investment strategy on page 1 provides a context for understanding the additional investment strategy disclosure (and avoids repetition of the same information) in each individual fund's two page risk/return summary. Page 1 of both the fund's prospectus and the other Wright funds' prospectuses also discloses two important risks--market risk and management risk--that apply to all of the funds in these prospectuses. This disclosure also helps to provide a context for and to avoid repetition in the risk/return summaries of the multi-fund prospectuses.

         Although the fund's prospectus offers only a single fund, we believe that investors will benefit if the disclosure in the Wright multi-fund prospectuses about the investment adviser, its proprietary data base, its Approved Wright Investment Lists and the risks common to all the funds also appear in the same location in the fund's prospectus. All of the other information required to be in the fund's risk/return summary appears on a two page spread following page 1. This layout enables readers to see most of the required fund information all at one time.

         Instruction C.1.(d) to Form N-1A states that the Commission should administer the form's prospectus disclosure requirements "in a way that will allow variances in disclosure or presentation if appropriate for the circumstances involved while remaining consistent with the objectives of Form N-1A." We believe that our method of organizing the fund's prospectus produces clearer, more inviting disclosure and better facilitates comparisons with other Wright funds than if the prospectus followed the exact sequence of disclosure in Items 2 and 3 of Form N-1A. The organization of the prospectus enhances, rather than impedes, comparisons with other funds and makes it easier to find fund-specific information. Accordingly, the trust respectfully requests that the staff of the Commission allow such variances in presentation as are necessary for the fund to use the proposed form of prospectus.

         If you have any questions concerning the foregoing or the enclosed, please contact the undersigned at (617) 526-6371 or Elaine Hartnett at (617) 526-6531.

                                                         Very truly yours,



                                                          Pamela J. Wilson

PJW:laf
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